Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this registration statement on Form S-8 of our report dated April 24, 2024, of our audits of the consolidated financial statements of New Era Helium Corp. and Subsidiaries as of December 31, 2023 and 2022, which includes an explanatory paragraph relating to New Era Helium Corp.’s ability to continue as a going concern, appearing in registration statement No. 333-284076 on Form S-1/A of New Era Helium Corp.

/S/ WEAVER AND TIDWELL, L.L.P.

Midland, Texas

February 14, 2025